CHINA INFRASTRUCTURE CONSTRUCTION
COMPLETES USD$10 MILLION FINANCING

EQUITY OFFERING FOR BEIJING’S MAJOR U.S.-LISTED READY-MIX CONCRETE PRODUCER TWICE AS LARGE AS ORIGINALLY PLANNED

Beijing, China—October 20, 2009—PR Newswire—China Infrastructure Construction Corporation (OTC BB: CHNC), one of the major U.S.-listed providers of ready-mix concrete in Beijing, completed a USD$10 million equity offering on October 16, 2009.  “This financing was twice as large as originally planned, and will allow us to build on our strength as one of Beijing’s major ready-mix concrete suppliers,” said CHNC Chairman and Founder Yang Rong.  “We are pleased to complete our first-ever external fundraising in the U.S. capital markets, and will continue our expansion in North East China,” Chairman Yang added.

Led by institutional investors in Asia and North America, the CHNC private placement offering was increased to USD$10 million from an originally planned USD$5 million. The Company sold a total of approximately 2,564,103 shares of its common stock, no par value, at $3.90 per share in the offering.  Immediately after the private placement there were approximately 11,118,397 shares of CHNC common stock outstanding.  California-based Hunter Wise Securities, LLC served as the exclusive placement agent to CHNC.

CHNC through its PRC subsidiaries operates its ready-mix concrete facilities in China’s capital under the brand of Chengzhi Qianmao Concrete Co, Ltd. (“Beijing Concrete”).  In its most recent fiscal year ended May 31, 2009 CHNC achieved after-tax net income of USD$10.5 million.  As a condition of the financing, CHNC agreed to net income targets of USD$14 million and USD$18 million, subject to certain adjustments, for each of the fiscal years ending May 31, 2010 and 2011 respectively. “Over the past six years, Beijing Concrete has enjoyed an average growth rate of over 30% annually,” said Chairman Yang.

“CHNC has successfully expanded its operations from a single production facility in Beijing to additional production in the nearby city of Tangshan,” continued Chairman Yang.   Currently, the Company has two prime production facilities with one located in Beijing’s Nanhaizi area, on the west side of the Yizhuang Economic Development Zone south of Beijing, and the other is located in the Tangshan Development Zone, about two hundred kilometers east of Beijing.  CHNC has a combined annual operating capacity from these two locations of 3.0 million cubic meters.

In addition to its production and profit prowess, Beijing Concrete is a leader in China’s “Green Concrete” movement referring to increased use of the environmentally-friendly content in ready-mix concrete, by reducing the energy and raw material consumption in its production, and by mixing and recycling various industrial wastes to create a more sustainable product.

All of CHNC’s products have passed the ISO9001-2005 Certification Quality System and Integrated Certification System including Quality Management System Certification, Environmental Management System Certification and Occupational Health and Safety Management System Certification issued by Beijing Zhong Jian Xie Certification Centre.

About China Infrastructure Construction Corporation and Ready-Mix Concrete in China

CHNC has been based in Beijing, China since its founding in 2002 and owns and operates three production lines of ready-mix concrete.  The Company’s subsidiary Beijing Concrete ranks among the top four producers in China’s capital.

China’s importance as a producer and user of concrete and concrete products has been swiftly growing since the 1990s as its economy has opened and become more developed and vibrant.  China is the world’s largest producer of cement and the output of cement reached up to 1.38 billion tons in 2008.  Its production has grown about 10 percent per year over the past two decades and is now growing even faster to keep up with massive urbanization. Today China produces roughly half of the total global output of cement and ready-mix concrete, more than the next three largest producers, India, Japan, and the United States combined.

Concrete product producers are the largest market for cement in China, projected to account for approximately 40% of all cement consumption in 2010. The PRC government’s continued efforts to modernize the country’s infrastructure are exemplified by such massive projects as the USD$586 billion economic stimulus package of 2008, with two-thirds of the expenditure targeting construction.

China generates half of all new building activity in the world and rapid expansion is expected to continue to 2030 as up to 400 million citizens are projected to move into urban areas.

About Hunter Wise

Headquartered in Irvine, California, Hunter Wise Securities, LLC is a FINRA-registered Broker/Dealer and SIPC Member Firm.  Hunter Wise Securities is wholly owned by Hunter Wise Financial Group, LLC (www.hunterwise.com), which provides mid-market investment banking services from 12 offices in the U.S., as well as locations in Canada, China and the United Kingdom.

Cautionary Statement Regarding Forward Looking Information

This press release may contain forward-looking information about the Company, China Infrastructure Construction Corp., Chengzhi Qianmao Concrete Co, Ltd., and its subsidiaries. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends future performance, operations and products of each of the entities referred to above. Actual performance results may vary significantly from expectations and projections as a result of various factors, including without limitation and the risks set forth "Risk Factors" contained in the Company's Current Report on Form 10-K filed on September 15, 2009.  The shares of common stock issued in connection with the transaction has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. The Company has agreed to file a registration statement covering the resale of the shares of common stock issued in the private placement and certain other shares, upon request by the investors.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Contacts:

China Infrastructure Construction Corporation

John Bai

+86 139 1070 8829

johnwhit2008@gmail.com

Hunter Wise Financial Group, LLC

Dan McClory, Managing Director

+1 949 732 4102

dmcclory@hunterwise.com